Exhibit 3.8
CERTIFICATE OF FORMATION
OF
COLORTYME FINANCE, INC.
     The undersigned, acting as sole organizer of a for-profit corporation under the Texas Business Organizations Code (the “TBOC”), hereby adopts the following Certificate of Formation:
ARTICLE I
Entity Name and Type
     The name of the filing entity is ColorTyme Finance, Inc. (the “Corporation”). The Corporation shall be a for-profit corporation formed and existing under the laws of the State of Texas.
ARTICLE II
Registered Agent and Registered Office
     The initial registered agent of the Corporation is an organization by the name of The Corporation Trust Company. The business address of the registered agent and the registered office address of the Corporation is c/o CT Corporation System, 350 North St. Paul Street, Suite 2900, Dallas, Texas 75201.
ARTICLE III
Purpose
     The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.
ARTICLE IV
Authorized Shares
     The total number of shares of capital stock that the Corporation shall have authority to issue shall be one thousand (1,000) shares of common stock, of the par value of $1.00 per share.
ARTICLE V
Board of Directors
     Section A. Initial Board of Directors. The number of directors constituting the initial Board of Directors is two, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Name	Mailing Address

Mitchell E. Fadel	5700 Tennyson Parkway, Suite 100 Plano, Texas 75024

Mark E. Speese	5700 Tennyson Parkway, Suite 100 Plano, Texas 75024
     Section B. Elections of directors of the Corporation need not be by written ballot.
     Section C. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
     Section D. No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Chapter 7 of of the TBOC, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the first sentence of this Article V, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article V is in effect shall be deemed to be doing so in reliance on the provisions of this Article V, and neither the amendment or repeal of this Article V, nor the adoption of any provision of this Certificate of Formation inconsistent with this Article V, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article V are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.
ARTICLE VI
Indemnification
     Section A. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by such person in connection with such action, suit, or proceeding. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as permitted by law. All advances of expenses shall be unsecured and interest free, and the person’s undertaking to repay shall be accepted by the Corporation without reference to the person’s financial ability to make repayment. Such rights of indemnification and payment of expenses shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VI. Such rights of indemnification and payment of expenses shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article VI shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the Bylaws, by any agreement, by vote of shareholders, by resolution of disinterested directors, by provision of law, or otherwise.
     Section B. If a claim for indemnification or payment of expenses, or both, under the preceding paragraph (a) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Texas for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the State of Texas, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
ARTICLE VII
Organizer
     The name and address of the Organizer is:

NAME	ADDRESS
Victoria R. Moreno	c/o Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201

ARTICLE VIII
Effectiveness of Filing
     This Certificate of Formation will become effective, and the formation and existence of the Corporation will take effect and commence when this Certificate of Formation is filed with the Secretary of State of the State of Texas herewith.
     IN WITNESS WHEREOF, I have hereunto set my hand this the 4th day of October, 2006.

/s/ Victoria R. Moreno
Victoria R. Moreno
Organizer